UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

E-CHECK HOLDINGS. INC.

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(Name of small business issuer in its charter)

Nevada	7380	27-3094394
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State or jurisdiction of incorporation	Primary Standard Industrial Classification Code Number	IRS Employer I.D. Number

(Address and telephone number of principal executive offices)

6001 N.W. 153 rd Street, Miami Lakes, Florida 33014

(305) 827-8373

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(Address of principal place of business or intended principal place of business)

6001 N.W. 153 rd. Street, Miami Lakes, Florida 33014

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(Name, address and telephone number of agent for service)

Netta Girard 2550 E. Desert Inn Road Ste.#224 Las Vegas, NV 89121

(702) 734-0335

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The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Approximate date of proposed sale to the public: The proposed date of sale will be as soon as practicable after the Registration Statement becomes effective.

If any of the securities being register on this form are to be offered on a delayed or continuous bases pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount of Shares	Proposed Maximum	Proposed Maximum	Amount of
Securities to Be Registered	to be Registered	Offering Price per Share	Aggregate Offering Price (1)	Registration Fee (1)

Common Stock $.001 par value	35,000,000	$0.005	$175,000	$ 20.32
Total	35,000.000	$0.005	$175,000	$ 20.32

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Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

PROSPECTUS

E-Check Holdings, Inc.

Common Stock

We are registering a total of 35,000,000 shares of common stock at $0.001 par value consisting of:

15,000,000 restricted shares of common stock, A Public offering consisting of 20,000,000 shares at $0.005 per share.

Our existing shareholders are offering 15,000,000 shares of common stock for sale. All proceeds will be distributed to the existing selling shareholders.

There are no underwriters. All proceeds will be distributed to the existing selling shareholders from the sale of existing shareholders 15,000,000 shares.

No Securities exchange listing at this time.

Our auditors have issued a going concern opinion.

This registration statement constitutes the Company’s initial public offering of stock.

The primary and secondary offerings will occur concurrently.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page ?

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Estimate of the offering range and maximum offering price is 35,000,000 shares of stock at $0.005 per share.

This prospectus will not be used before the effective date of the registration statement.

Information in this prospectus will be amended or completed as needed.

This registration has been filed with the Securities and Exchange Commission.

These securities may not be sold until the registration statement becomes effective.

This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Part I. Information Required in Prospectus

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SUBJECT TO COMPLETION

The information in this preliminary prospectus may be changed. Existing shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

The date of this prospectus is ______________

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

PROSPECTUS SUMMARY

The following summery is a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

We were incorporated on July 21, 2010.

We are a Nevada corporation in good standing and are not involved in or aware of any legal proceedings at this time.

Our authorized capital stock consists of 200,000,000 shares of common stock at a par value of $.001 per share. We have 5 stockholders who own 110,000,000 shares.

The Company has not yet generated any revenue since inception and that your net loss for the period from May 2, 2005 to Sept.30, 2011 is $643,207.

Some of our existing shareholders are offering to sell their shares at $0.005 per share. All the proceeds will go to the selling shareholders and not to us. In addition we are making a public offering of 20,000,000 shares at $0.005 per share. Total $100,000.

As of the date of this prospectus there was no public market for our common stock. Although we intend to have our shares listed on the OTC Bulletin Board, we may not be successful in establishing any public market for its common stock, because the many variables that will determine our success are uncertain and subject to change based upon circumstances that are not foreseen (for example changes in actual demand for our product or services, success or failure of particular product or strategy) in the market place, etc.

At present, we are not listed on any stock exchange and we intend to file for a listing in the Over-The-Counter Bulletin Board Exchange (OTC-BB) or on the pink sheets as soon as we become a reporting company.

By means of this prospectus a number of our shareholders are offering to sell up to 15,000,000 shares of our common stock at a price of $0.005 per share. If and when our common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

After the offering, one investor will continue to own the majority of the outstanding shares of the company and will be able to exert control over the company to approve matters needing the vote of shareholders.

We will not receive any proceeds from the sale of the common stock by the selling stockholders.

We are considered a development stage company and our auditor has expressed a going concern opinion in the audit.

Neither the Securities and Exchange Commission nor any State Securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offence.

We have developed and are currently marketing a suite of software products and services that enable the secure delivery of checks via email using processes convenient for business and consumers, A Company's checks can be deposited directly into the payee's bank with any United States bank just like a traditional check.

Our eMailaCheck system can be used by:

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payors, both individual and corporate, to write checks on their computers and deliver the checks via email;

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payees, to receive checks via email, and then deposit the checks; and

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banks, to more cost effectively and securely clear, authenticate, transfer and store checks and prevent fraud.

Our mission is to be the most secure, efficient and inexpensive way of making a payment, and to establish eMailaCheck as a universally accepted and trusted method of payment.

During the next 12 months our business needs to concentrate on aligning itself with a bank or financial institution in order to get our check transactions to be cleared through a bank. We want to join forces with a bank so that our services can be endorsed by a bank and offered to their customers and ours. A joint venture or cooperation with a bank will give our services more credibility. We have been talking and meeting with several different institutions. At the same time we are offering our services to potential customers. By being able to obtain customers to use our services this gives us more credibility with the bank and gives the bank more incentive to carry our services as it will mean additional business for the banks. Our efforts will be more effective and professional with a greater investment. Currently, the operations are being handled by the principals of the company as time warrants. The funding will enable the company to hire a professional to exclusively market the services to potential customers and banks. Additionally, customers and banks like to do business with a company that has a stronger financial position. Upon obtaining funding the company will hire personnel that specialize and have contacts in the industry. These persons will contact banks and larger companies to solicit their business. We will use the funding to underwrite the setup costs for the banks so that they have more incentive to pilot emailacheck. We believe that an employee of the company spending everyday will be able to obtain a willing bank within 6 months. After finding a “pilot” bank it will take the company about 90 days to integrate the system. The company has already spoken to various interested parties to write checks once a bank has agreed to handle the transactions. We envision another 60 days before the first customer to start using the services. The emailacheck software system is currently operating and is ready to start immediately upon the initiation of a bank to clear its transactions.

SUMMARY INFORMATION OF THE OFFERING

Securities

Being Offered

A Public offering of 20,000,000 unissued shares of common stock at $0.005 per share. plus 15,000,000 shares of common stock held by existing shareholders

See section entitled "Description of Securities".

Securities Issued

110,000,000 shares of common stock were issued and outstanding as of the date of this Prospectus. See section entitled "Description of Securities".

Offering Price:

The Selling Shareholders intend to sell their shares of our common stock at a price of $0.005 per share until our common stock is quoted on an exchange, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. There is no guarantee that our shares will ever become traded on an exchange. We determined this offering price arbitrarily.

Risk Factors:

See “Risk Factors” on page 6 and other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

No Public Market:

Our common stock is presently not traded on any market or securities exchange. We have not made any application for listing for quotation on any exchange.

SUMMARY FINANCIAL INFORMATION

The following is a summary of our financial information and is qualified in its entirety by our audited consolidated financial statements as of December 31, 2011.

Consolidated Balance Sheet Data

Total Assets	$21,180

Common Stock	$110,000

Paid-in Capital	$300,190

Retained Earnings (Accumulated Deficit)	$(630,635)

Total Shareholders' equity	$(220,445)

The following is a summary of our financial information and is qualified in its entirety by our unaudited consolidated financial statements as of Sept.,30, 2012.

Consolidated Balance Sheet Data

Total Assets	$21,694

Common Stock	$110,000

Paid-in Capital	$300,190

Retained Earnings (Accumulated Deficit)	$(647,806)

Total Shareholders' equity	$(232,666)

RISK FACTORS ARE DEPENDENT UPON COMPANY’S HISTORY

This Prospectus Contains Forward-Looking Statements.

All statements that are included in this prospectus including statements of historical fact are forward-looking statements. Although Management believes that the expectations reflected in these forward-looking statements are reasonable it can give no assurance that such expectations disclosed in this statement including without limitation, in conjunction with those forward-looking statements contained in this statement.

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend” and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the “Risk Factors” section and elsewhere in this prospectus.

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actually results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “risk factors” section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The occurrence of any of the following risk factors could harm our business. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also become important factors that may harm our business. You may lose part or all of your investment due to any of these risks or uncertainties.

We lack a long operating history and have some losses that we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we will cease operations and you will lose your investment.

Given that there is no minimum offering, there may not be sufficient proceeds to fund operations and the company may cease to do business.

The company may not receive sufficient proceeds to fund planned operations or even cover the costs of the offering. The Company may be forced to see addition financing elsewhere. Failure to garner sufficient funds herein or alternative financing may slow the growth of the company or even cause operations to cease to exist.

Our auditors have expressed a going concern opinion meaning there is concern that the company may cease operations.

Our auditors have expressed a going concern opinion meaning there is concern that the company may cease operations. Failure to garner sufficient funds herein or alternative financing may slow the growth of the company or even cause operations to cease to exist.

We may be unable to continue paying the costs of being public would may cause the company to cease being public.

The costs of being a public company may be substantial and the company may not be able to absorb the costs of being a public company which may cause the company to cease being public in the future or require additional fundraising in order to remain in business.

We may be unable to obtain a listing on the OTCBB which would make the shares illiquid.

The quotation of our common stock on the OTCBB is not entirely within our discretion and no steps that have been taken to apply for trading on the OTCBB.   In the event that we are not granted the ability to trade on the OTCBB, the shares sold in this offering would be illiquid.

Our Sole officer and Director may have significant conflicts of interest which may harm the value of your investment.

A potential conflict of interest exists regarding the other business activities of Ellen Luckman Gardner and the company has no procedures or policies in place to lessen or negate such conflict of interest.  Ms. Gardner exerts a substantial amount of control over the corporate affairs of the company as its sole executive officer and director.

Investors will experience immediate substantial dilution.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing shareholders.

As of December 31, 2010, the net tangible book value of our shares of common stock was $(11,616) or approximately $0.00 per share based upon115,000,000 shares outstanding.

Upon completion of this offering, the net tangible book value of the 130,000,000 shares to be outstanding will be $88,584 or approximately $0.00. The net tangible book value of the shares held by our existing shareholders will be increased by $0.00 per share without any additional investment on their part. You will incur an immediate dilution of $0.005 per share.

Our intellectual property rights in our name are important, and any inability to use that name could negatively impact our ability to build brand identity.

We believe that establishing, maintaining and enhancing the our name are important to our business. We are, however, aware of a number of other companies that may use names containing “Check” There could be potential trade name or service mark infringement claims brought against us by the users of these similar names and marks and those users may have trade name or service mark rights that are senior to ours. If another company were to successfully challenge our right to use our name, or if we were unable to prevent a competitor from using a name that is similar to our name, our ability to build brand identity could be negatively impacted.

Our officers and directors have minimal experience in financial accounting which may require the hiring of additional personnel.

Because our officers and directors has minimal prior experience in financial accounting and the preparation of reports under the Securities Act of 1934, we may have to hire additional experienced personnel to assist us with the preparation thereof. We may need to file quarterly reports, annual reports and material change reports. Our officers and directors may not have the depth of accounting or legal expertise required for completion of these reports. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely and you could lose your investment.

Changing consumer preferences will require periodic revising which may slow the growth of our business or require additional financing..

As a result of changing consumer preferences, there can be no assurance that any of our concepts will continue to be popular for a period of time. Our success will be dependent upon our ability to develop new customers. Our failure to sustain market acceptance and to produce acceptable margins could have a material adverse effect on our financial condition and results of operations.

We face intense competition and our inability to successfully compete with our competitors will have a material adverse effect on our results of operation.

Our industry is highly competitive. Many of our competitors have longer operating histories, greater brand recognition, broader product lines and greater financial resources and advertising budgets than we do. Many of our competitors may offer similar products or alternatives to our services. We intend to rely solely on concepts and other intellectual property developed. There can be no assurance that we will be available to support our operation or allow us to seek expansion. There can be no assurance that we will be able to compete effectively in this marketplace.

Intellectual property claims against us can be costly and could impair our business. Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could impair our business.

Use of Internet may result in new or additional regulation which may slow or halt the Company’s growth.

We are subject to the same federal, state and local laws as other companies operating businesses which rely on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. Current and future laws and regulations could harm our business, results of operation and financial condition.

Laws or regulations relating to privacy and data protection may adversely affect the growth of our business or our marketing efforts.

We are subject to increasing regulation at the federal, state, and international levels relating to privacy and the use of personal user information. These data protection regulations and enforcement efforts may restrict our ability to collect demographic and personal information from users, which could be costly or harm our marketing efforts.

We May Be Unable to Protect Our Propriety Technology Permitting Competitors to Duplicate our Services. If the Company is unsuccessful in protecting its intellectual property through the use of patents and trademarks, the maximum commercial value of the Company’s services may be jeopardized. There is no guaranty that the Company will ever be successful in securing any patents for its services. Even if the patent applications are successful, it could be several years before the patents are issued. If challenged, we cannot assure you that we will have sufficient funds to defend this patent and, even if defended, we cannot assure you that our patent will prove to be valid or provide the protection that we need. Further, the source code for our proprietary software is protected both as a trade secret and as a copyrighted work. We generally enter into confidentiality and assignment agreements with our employees, consultants and vendors, and generally control access to and distribution of our software, documentation and other proprietary information. The Company cannot guarantee that someone else will not (or has not) patented the core ideas behind the Company’s services. There is no guarantee that the Company will be able to obtain all of the necessary rights from these parties.

Because our means of protecting our proprietary rights may not be adequate, it may be possible for a third party to copy, reverse engineer or otherwise obtain and use our technology without authorization. In addition, the laws of some countries in which we sell our services do not protect software and intellectual property rights to the same extent as the laws of the U.S., and other than the U.S., we have not sought patent protection. Unauthorized copying, use or reverse engineering of our services could have a material adverse effect on our business, financial condition and results of operations.

Intellectual Property Infringement may slow income and operations. The Company intends to do everything it can to make sure that it does not infringe upon the intellectual property rights of others. Even so, it is possible that someone will claim that the Company has infringed upon that person’s intellectual property rights. If someone makes such a claim, the Company will have to spend significant fund and time defending itself. This could have a significant negative effect on the Company’s income and operations - even if a court eventually determines that the Company has not infringed on anyone’s intellectual property rights. A third party asserting infringement claims against us in the future may require us to enter into costly royalty arrangements or litigation.

Failure to develop Trade name may slow growth. The Company is a relatively new company. The Company must develop name recognition for itself and for its services.

Company may Issue Compensation to Staff, Diluting Investor Interests. The Company may issue as incentives to its staff shares of the company. Any such grant would dilute the interests of the current shareholders. Such dilution would impact the distributions available to Investors.

Additional Financing of Company May be Needed which may slow or halt growth. Additional financing may be needed for the company to fully execute its business plan and remain a viable entity. At this time the company has no sources of such financing lined up but such financing may include equity or debt financing.

Risk Factors Related to the Company’s Operations, Products and Services

The Company’s services are a new service which may fail to find public acceptance. The services to be provided by the Company are newly developed and have just begun to be offered on a commercial basis. It is possible that once released, the Company’s services will not find acceptance among its potential users of the product, third parties intending to distribute or resell the Company’s services, or the customers of such third parties.

We Rely on Third Parties to Distribute our Electronic Commerce Services, Which may not Result in Widespread Adoption. The Company expects to begin marketing to third party customers who would distribute or resell the Company’s services. The Company will not be successful unless and until its customers are successful in marketing the products and services that the Company is developing. Accordingly, any delays occasioned by the Company’s customers in the “roll out” to these customers will adversely effect and will postpone the Company’s ability to generate revenues. There is no guarantee that any of the Company’s customers will be rolled out in the near future, if ever.

Early in our sales process, some or all of these parties may account for significantly more than 10% of our total revenue. Such contracts would be an important source of the growth in demand for our electronic commerce services. If any of these third parties abandon, curtail or insufficiently increase its marketing efforts, it could have a significant, material adverse effect on our business, financial condition and results of operations. Additionally, if we are unsuccessful in renewing or renotigating any of these agreements (once entered into), it could have a material adverse effect on our business, financial condition and results of operations.

Some of our Customers may Compete Against us Which may Result in a Loss of Revenue. Our marketing plan includes determining whether certain of our competitors, may also be potential customers. In doing so, we risk educating our competitors on the benefits and risks of our services, providing them information to respond to any competitive pressures we create. Additionally, many of our competitors that are prospective customers provide various options for payment services to its install bases. Their customers then choose an optimal set of payment services. While this approach allows us to cost-effectively reach consumers, it also significantly reduces the barriers to switching between payment services. As a result, any revenue we receive from such customers may fluctuate significantly over time.

Competitive Pressures we Face may have a Material Adverse Effect on us. The market for technology products in the United States and throughout the world is constantly and rapidly changing. As new products are introduced, competitors immediately try to come up with new products which will meet the needs of the market that are better, cheaper or both. There is no guarantee that the Company will be able to make changes to its products in order to keep up with and surpass its competition. Also, some of these competitors are better established than the Company and may already be recognized by customers, including the Company’s target customers. This would make it harder for the Company to compete with them.

Electronic commerce is new and evolving rapidly, resulting in a dynamic competitive environment. We face significant competition for check and transaction processing. Increased competition or other competitive pressures may result in price reductions, reduced margins or loss of business, any of which could have a material adverse effect on our business, financial condition and results of operations. Further, we expect competition to persist, increase and intensify in the future.

First, we need to switch check writers from electronic bill presentment and payment and other online payment approaches, paper bills sent by mail and paid by check to our electronic check presentment methods.

Second, a number of financial institutions have developed, and others in the future may develop, in-house home banking services that also facilitate bill payment, including such services as allowing individual and business account holders to receive and pay bills electronically. Others, such as credit card companies, CheckFree, PayPal, have similar and additional services that also complete to provide payment services.

We also face increased competition from billers directly presenting bills to their customers electronically and from new competitors offering billing and payment services utilizing scan and pay technology. These "scan and pay" companies offer a service whereby a consumer's bill is received by the company, scanned to create an electronic image of the bill, and electronically delivered to the consumer who can elect to pay that bill either by writing a paper check or through an electronic transfer of funds. We cannot assure you that we will be able to compete effectively against any of these services and future electronic commerce competitors.

Across all of our market segments, most of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition and existing install bases of customers. As a result, these competitors may be able to respond to new or emerging technologies and changes in customer requirements faster and more effectively than we can, or to devote greater resources to the development, promotion and sale of products than we can. If these competitors were to acquire a significant market share, it could have a material adverse effect on our business, financial condition and results of operations.

Product Development Risk may slow or halt the Company’s growth. As the Company develops, new software products or enhancements to existing products, in addition to its current offerings could fail to meet the Company’s development schedule and its quality goals. The Company could encounter unanticipated or unforeseen technical obstacles in developing its software products. Such obstacles could create substantial delays in the development of the Company’s applications, or they could entirely prevent the final development of the products.

We may experience software Defects and Development Delays, Damaging Customer Relations Decreasing our Potential Profitability and Exposing us to Liability. The Company’s products could contain bugs or defects or otherwise not work “as advertised”. This could cause the Company’s customers to return the products and/or terminate agreements, and may result in significant exposure to liability claims. This could also cause the Company’s reputation and revenues to suffer. If the Company’s reputation were badly damaged, the Company might not be able to sell enough of its software products to stay in business.

In addition, we partly rely on technologies supplied to us by third parties that may also contain undetected errors or defects that could have a material adverse effect on our business, financial condition and results of operations. Although we attempt to limit our potential liability for warranty claims through disclaimers in our software documentation and limitation-of-liability provisions in our license and customer agreements, we cannot assure you that these measures will be successful in limiting our liability.]

We May Experience Breakdowns in our Systems that could Damage Customer relations and Expose us to Liability. A system outage or data loss could have a material adverse effect on our business, financial condition and results of operations. To successfully operate our business, we must be able to protect our payment processing and other systems from interruption by events that are beyond our control. System interruptions include by way of example: hostile third parties; fire; natural disaster; power loss; telecommunications failure; unauthorized entry; and computer viruses.

Reliance on Product Component; Software for other sources may slow or halt growth. The Company’s applications are expected to contain software components from other suppliers. If these software components do not work properly, or are not delivered on time, the Company may not be able to sell its products and services on time or at all.

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The Status of the Software. While the software is expected to offer significant advantages to the Company’s customers in terms of the ability to securely deliver checks to their recipients (and other benefits) with speed, accuracy and reliability.

However, it is a newly deployed system and is still in an early stage of full-scale testing. The system has not yet proven its capability to meet the requirements of the Company’s business and there can be no assurance that the new software can be successfully developed, installed and integrated into the Company’s existing systems. As a result, it may be necessary for the Company to invest substantial sums of money in order to improve the stability, reliability and capacity of the software. There is no assurance that in that event the Company will have adequate funds to continue operations.

Security and Privacy Breaches in our Electronic Transactions May Damage Customer Relations and Inhibit our Growth.. The secure transmission of confidential information over public networks is a critical element of the Company’s operations. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in a compromise of the technology or other algorithms used to protect client transaction and other data, which could materially adversely affect our business, financial condition and results of operations. If we are unable to protect, or consumers perceive that we are unable to protect, the security and privacy of our electronic transactions, our growth and the growth of the electronic commerce market in general could be materially adversely affected. A security or privacy breach may cause our customers to lose confidence in our services, deter consumers from using our services, harm our reputation, expose us to liability, increase our expenses from potential remediation costs; and decrease market acceptance of electronic commerce transactions.

While we believe that we utilize designs with appropriate data security and integrity, there can be no assurance that our use of these applications will be sufficient to address changing market conditions or the security and privacy concerns of existing and potential subscribers.

Failure to establish Marketing through Partners may slow or halt growth. The Company’s marketing plan depends on establishing partnerships and business alliances with key players in the banking, e-commerce and other industries. If the Company is unable to establish all of the partnerships and alliances that it is planning, it will be difficult for the Company to meet its revenue goals.

Failure to establish Business to Business Marketing may slow or halt growth. The Company’s plan is initially to sell its products directly to other businesses. This means that the Company will not have control over the marketing, distribution and other services related to delivery of the services and products which reach the end consumer. If there are quality problems because of this, the Company’s reputation could be damaged.

The Company is dependent upon Key Individuals and their loss may slow or halt growth. The Company is highly dependent on certain key individuals for management and operation. The Company’s operations would suffer significantly if some or all of these individuals were to terminate their relationship with the Company for any reason. Retaining these relationships will become even more important as the Company grows. The Company cannot guarantee that the Company will be able to replace a key individual who terminated his or her relationship with the Company. It could cost the Company more to replace a key individual than it costs the Company to retain these relationships.

We May Experience Seasonal Fluctuations in our Net Sales Causing our Operating Results to Fluctuate. Once operational, we may experience seasonal fluctuations in our net sales. These seasonal factors may impact our operating results by concentrating costs, which may not be immediately offset by revenue increases, such as due to introductory service price discounts.

The Market For Electronic Commerce Services is Evolving and may Not Continue to Develop or Grow Rapidly Enough for us to Become Consistently Profitable. The electronic commerce market is still evolving and currently growing at a rapid rate. We believe future growth in the electronic commerce market will be driven by the cost, ease-of-use and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain our profitability, consumers and businesses must continue to adopt our services.

Consolidation in the Banking Industry may Adversely Affect out Ability to Sell our Electronic Commerce Services, Investment Services and Software.. We plan to target the Banking Industry as third party distributors. Mergers, acquisitions and personnel changes at key financial institutions have the potential adversely to affect our business, financial condition and results of operations. Currently, the banking industry is undergoing large-scale consolidation, causing the number of financial institutions to decline. This consolidation could cause us to lose: current and potential customers; business opportunities, if combined financial institutions were to determine that it is more efficient to develop in-house home banking services similar to ours or offer our competitors' products or services; and revenue, if combined financial institutions were able to negotiate a greater volume discount for, or to discontinue the use of, our products and services.

Risks Relating to this Offering

Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale in compliance with applicable federal and state securities laws.

Because the Securities and Exchange Commission imposes additional sales practice requirements on brokers who deal in shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker or dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

NASD sales practice requirements may limit a stockholder's ability to buy and sell our stock.

The NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control.

At present, five shareholders currently own 100% of our total outstanding shares of common stock before this offering. As a result of the concentrated ownership of the stock, those shareholders will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part sale of our company and it may affect the market price of our common stock.One investor owns the majority of our outstanding shares and, thus, is able to approve matters needing the vote of shareholders, including electing directors.

The Company is not fully reporting under the Exchange Act and thus information about the company may be limited.

Until our common stock is registered under the Exchange Act, we will not be a fully reporting company but only subject to the reporting obligations imposed by Section 15(d) of the Exchange Act. This severely limits the information and regulatory oversight to which we will be subject. Additionally, given the number of shareholders in our company, there are statutory provisions that may result in the automatic termination of any periodic reporting responsibilities in the event that we have less than 300 shareholders after the year that our registration statement becomes effective.

USE OF PROCEEDS

Our management will have broad discretion in the allocation of the net proceeds of any offering, however, the following table outlines management's current anticipated use of proceeds given that the offering is being completed on the best-efforts basis and may not result in the Company receiving the entire offering amount. In the event that 100% of the funds are not raised, management has outlined how they perceive the funds will be allocated, at various funding levels. The offering scenarios are presented for illustrative purposes only and the actual amount of proceeds, if any, may differ. The offering expenses of any selling shareholders are not included in this table, and any such expenses that were to be incurred would be paid out of General Operating Expenses. The table is set out in the perceived order of priority of such purposes, provided however; management may reallocate such proceeds among the purposes as the situation dictates. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

** Estimated expenses including legal, accounting and miscellaneous fees as described in item 13.

USE OF PROCEEDS*

% of Shares Sold	25%	50%	75%	100%

# of shares sold	5,000,000	10,000,000	15,000,000	20,000,000
Gross Proceeds	$25,000	$50,000	$75,000	$100,000
Less: Offering	$1,250	$2,500	$3,750	$5,000
Less: Other expenses	$1,250	$2,500	$3,750	$5,000
Net Proceeds to the company	$22,500	$45,000	$67,500	$90.000

Use of Proceeds:

Legal and Accounting	$5,000	$5,000	$5,000	$5,000
General Operational Expenses	$5,000	$10,000	$15,000	$20,000
Production & Development	$5,000	$10,000	$15,000	$20,000
Administration Cost	$2,500	$5,,000	$7,500	$10,000
IT infrastructure (hardware/software)	$0	$5,000	$5,000	$5,000
Advertising & Promotion	$5,000	$5,000	$5,000	$5,000
Marketing/Sales Team	$0	$0	$5,000	$10,,000

Total	$22,500	$45,000	$67,500	$90,000

* Offering Expenses $0.02/share

All proceeds from the sale of the shares from the existing shareholders will be paid directly to those shareholders.

DETERMINATION OF OFFERING PRICE AND ADDITIONAL INFORMATION

The offering price of the shares will be determined by market factors. At present there is no public market for the common stock being registered. We arbitrarily selected an offering price of $0.005 cents per share. However, the selling price will be determined by market factors not necessarily related to asset value, net worth, or any criteria of value, which could be considerably less. Announcements of services by our competitors or us may have a significant impact on the market price.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

DILUTION

Shares outstanding as of December 17, 2012	110,000,000 shares
Share offered by selling shareholders	10,000,000 shares
Shares offered by the company	20,000,000 shares
Net tangible book value per share	$0.00
Offering price per share	$0.005
Dilution to purchasers of shares offered by this prospectus.	$0.005

SELLING SECURITY HOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling” shareholders”. The selling shareholders acquired their shares from us in private negotiated transactions. These shares may be sold by one or more of the following methods, without limitations.

(1)

A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

Purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•

Ordinary brokerage transactions and transactions in which the broker solicits purchasers

•

Face to face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

No selling shareholder has, or had, any material relationship with our officers or directors. To our knowledge, no selling shareholder is affiliated with a broker/dealer.

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. If and when our common stock becomes quoted on an exchange, the shares owned by the selling shareholders may be sold in public market or in private transactions for cash at prices to be determined at that time. We will not receive any proceeds from the sale of the shares by the selling shareholders. A selling shareholder will pay all sales commissions and other costs of the sale of the shares offered.

LIST OF SELLING SHAREHOLDERS

As of December 17, 2012

NAME	Number of Shares Before Offering	% before offering	Number of Shares After Offering	% after offering*
Global Advisory Group**	4,500,000	4.09%	0	0%
Clive Sher	3,000,000	2.72%	0	0%
Global Marketing Services**	2,500,000	2.27%	0	0%
Milstar Lending Corp**	5,000,000	4.54%	0	0%

Totals	15,000,000	13.62%	0	0%

Number of Shareholders

4

To our knowledge, no selling shareholder had any relationship with an officer and Director

*Assumes all shares registered under this offering are sold.

** See detailed shareholders list for ownership disclosure for these entities.

PLAN OF DISTRIBUTION

By Selling Stockholders

The selling stockholders and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•

broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 promulgated under the Securities Act, or another exemption from the registration requirements under the Securities Act, if available, rather than under this prospectus.

The issuer and the selling shareholders will sell the common stock being registered in this offering at a fixed price of $0.20 per share, until the securities are quoted on the OTC Bulletin Board or listed on an exchange and thereafter at prevailing market prices or privately negotiated prices. The company’s shares may never be quoted on the OTC Bulletin Board or listed on an exchange. If the offering is not already closed at the time, the Issuer will file a post-effective amendment to reflect the change to a market price when the shares begin trading on a market or exchange.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker -dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. The selling stockholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of the selling stockholder’s business and, at the time of its purchase of such securities the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The company has advised the selling stockholders that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this Registration Statement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock by selling stockholders. The company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

By Our Company

We may sell the shares of our common stock subject to this prospectus from time to time in any manner permitted by the Securities Act, including any one or more of the following ways:

•

directly to investors;

•

to investors through agents;

•

to dealers; and/or

•

through one or more underwriters.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties. Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the shares of common stock may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act, or contribution from us to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with us or perform services for us from time to time in the ordinary course of business.

The distribution of the shares of common stock may be effected from time to time in one or more transactions:

•

at a fixed price or prices, which may be changed;

•

at market prices prevailing at the time of sale;

•

at prices related to such prevailing market prices; or

•

at negotiated prices.

Any of the prices may represent a discount from prevailing market prices.

Shares of common stock sold pursuant to the registration statement of which this prospectus is a part may not be listed or traded on any exchange or automated quotations system, but may be listed on the OTC Electronic Bulletin Board. The company’s shares may never be quoted on the OTC Bulletin Board or listed on an exchange. In the sale of the shares, underwriters or agents may receive compensation from us or from purchasers of the shares, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act.

Each time we sell shares, we will describe the method of distribution of the shares in the prospectus supplement relating to such transaction. The applicable prospectus supplement will, where applicable:

•

identify any such underwriter or agent;

•

describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate to all underwriters and agents;

•

identify the amounts underwritten; and

•

identify the nature of the underwriter’s obligation to take the shares.

If underwriters are utilized in the sale of the securities, the shares may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of the sale. We may offer the shares to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriters are utilized in the sale of the securities, unless otherwise stated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of the shares will be obligated to purchase all of the shares offered if any are purchased.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities, such as over allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over allotment involves sales in excess of the offering size which create a short position. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. The underwriters may also impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Underwriters, dealers and agents may engage in transactions with us or perform services for us in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase shares from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the shares shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the shares are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the shares less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the shares offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL PROCEEDINGS

We are a Nevada corporation in good standing, with the necessary authority to offer the Shares which were issued by the company hereunder, and be bound by the terms and conditions of performance on our part. We are not a party to or involved in or aware of any litigation or other adverse claims, lawsuits, investigations or other legal proceedings of a material nature involving us at this time.

During the past ten years, none of our directors, executive officers or persons nominated to become directors or executive officers, have been convicted in a criminal proceeding. Nor have any such persons been subject to a petition under the Bankruptcy Act or any state insolvency law whether filed by or against such person, or any partnership in which such person was a general partner at or within two years before the time of such filing, or corporation or business association of which such person was an executive officer at or within two years before the time of such filing, or has a receiver, fiscal agent or similar officer ever been appointed by a court for the business or property of such person.

We are not involved in any legal proceedings and we do not know of any legal proceedings, which are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Ellen Luckman Gardner, Sole Officer and Director.

Ellen Luckman Gardner

Age 67

1 966 - B.A. Degree in Early Childhood Development from Syracuse University, New York.

1966-1968 - Social worker for the Office of Equal Opportunity at the Michael Reese Hospital in Chicago.

1967-1968 - Customer Relations representative for Saks Fifth Avenue, Florida.

1970 - One of the owners of two restaurants “Gibson’s” and “Tavern on the Rush” in downtown Chicago.

1978-1982 - Real Estate Agent for David Stein Realty located in Davie, Florida.

1982-1990 - Substitute teacher for the Broward County Public School System.

1998 - Current- One of the owners of a private company that operates over 100 nursing homes. Ms. Gardner does not work there and is merely an investor.  The name of the company is Aviv Nursing Homes.

1998 -current - currently one of the owners of four family dollar stores in South Florida.

2006 -current- President of E&A Vending machine route in Dade, Broward and Palm Beach counties, Florida

Current. - Volunteer work at Nursery Schools in Coral Springs, Florida area.

2010 to current - Officer, Director of E- Check Holdings, Inc.

Ms Luckman plans to work a minimum of 40 hours per week.

Ms. Gardner is a promoter as defined under Rule 405 of the Securities Act.  The Company has no parent companies.  Ms. Gardner has not been subject to any criminal proceeding, bankruptcy or other event listed in Rule 405 of Regulation S-K which is material to an evaluation of her ability or integrity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this report concerning beneficial ownership of the Company’s Common Stock by (i) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than five percent (5%) of the Common Stock.

Name and address	Position	Amount	Percent held	Class
E-Check Investment Holdings, Inc.	Shareholder.	95,000,000 shares	86.38%	Common

SHAREHOLDERS

The following lists all shares of our common stock since its incorporation.

There are no agreements between selling shareholders and the company.

Except as otherwise indicated, each Shareholder has sole voting and investment power with respect to the shares they beneficially own.

The following table shows the ownership of our common stock as of the date of this prospectus by each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares, each director and executive officer and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares they beneficially own.

Name and Address	Number of Shares	Percent of class

ECheck Investment Holdings, Inc.	95,000,000	86.38%
6001 N.W. 153rd Street
Miami Lakes, FL 33014

All Officers and Directors	None	None

Certificates: 1
Control Shares: 95,000,000

SHAREHOLDERS DETAILED LIST

(As of Dec. 17, 2012)

ALL COMMON STOCK

				Compensation
SHAREHOLDER	Issued	Shares	Percent	paid for shares
ECheck Investment Holdings, Inc. President, Ellen Luckman	1-14-11	95,000,000	86.38%	Received in Exchange
Global Advisor Group President, Mark Palestine	1-14-11	4,500,000	4.09%	Services
Clive Sher	1-14-11	3,000,000	2.72%	Services
Global Marketing Services, Inc. President, Adrienne Edelstein	1-14-11	2,500,000	2.27%	Services
Milstar Lending Corp President, Martha Waserstein	3-1-11	5,000,000	4.54%	Private Transaction
Totals		110,000,000	100%

Common Free Trading:
Certificates:	4
Shares:	10,000,000

Common Restricted:	95,000,000
Certificates:	1
Control Shares:	95,000,000

Total Shareholders:	5

Total Shares Issued	110,000,000
and Outstanding:

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock at a par value of $.001 per share.

The following description of our capital stock discloses all material information relating to our common stock but is not a full summary of all information relating to our common stock. The description is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part, and by the provisions of applicable Nevada law.

Common Stock

As of the date of this offering, there were 110,000,000 shares of our common stock issued and outstanding, held by 5 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of Directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to be connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Legal

Abby Ertz, Esq.

2534 State Street #203

San Diego, CA 92101

(619) 840 4566

Will pass upon certain legal matters in connection with the validity of the issuance of the share of common stock.

Auditor

Sam Kan, CPA

1151 Harbor Bay Pkwy Ste.101

Alameda, CA 94502

(510)355-0492

Has audited our Consolidated Financial Statements for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said person as an expert in accounting and auditing.

Transfer Agent

Action Stock Transfer Corp.

7069 S. Highland Dr. Suite 300

Salt Lake City, Utah 84121

(801) 274-1088

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have adopted provisions on our bylaws that eliminate to the fullest extent permissible under Nevada Revised Statutes, the liability of our directors to the company for monetary damages. Such limitations of liability do not affect the availability of your equitable injunctive relief or rescission.

Our bylaws provide that the company shall indemnify our directors and officers to the fullest extent permitted by Nevada law including circumstances in which indemnification is otherwise discretionary under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act maybe permitted to directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, We have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

There is no current pending litigation or proceeding involving any of our directors, officers, employees or other agents of the company in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

ORGANIZATION WITHIN LAST FIVE YEARS

Organization, Nature of Business and Trade Name

The Company was incorporated in the State of Nevada on July 21, 2010. The Company is a development stage company. The Company has been in the developmental stage since inception and has no operating history other than organizational matters.

On July 23, 2010, the Company underwent an acquisition of Echeck 21, LLC, which was formed in Florida in 2005. In connection with the acquisition, the Company issued 100,000,000 shares of common stock in exchange of shares of Echeck 21, LLC. For financial reporting purposes, these transactions are classified as recapitalization of the Company and the historical financial statements of the Subsidiary. The accompanying consolidated financial statements were adjusted to reflect the effects of the recapitalization, at December 31, 2010 as if these transactions occurred on the inception of Echeck 21, LLC in wake of the acquisition presentation.

Echeck 21, LLC was formed in the state of Florida on May 2, 2005 and it was the entity that conducted all businesses. The owner of Echeck 21, LLC subsequently formed Emailacheck, LLC on October 14, 2005 as a holding company to manage Echeck 21, LLC. It was an operational company and has as a principal business objective to be the first mover and world leader in facilitating checks via email, and to establish eMailaCheck as a ubiquitous payment method, as recognized as a credit card, paper check or ACH transaction.

DESCRIPTION OF BUSINESS

We have developed and are currently marketing a suite of software products and services that enable the secure delivery of checks via email using processes convenient for business and consumers, A Company's checks can be deposited directly into the payee's bank with any United States bank just like a traditional check.

Our eMailaCheck system can be used by:

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payors, both individual and corporate, to write checks on their computers and deliver the checks via email;

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payees, to receive checks via email, and then deposit the checks; and

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banks, to more cost effectively and securely clear, authenticate, transfer and store checks and prevent fraud.

Our mission is to be the most secure, efficient and inexpensive way of making a payment, and to establish eMailaCheck as a universally accepted and trusted method of payment.

Benefits to Customers

We believe that our eMailaCheck system will benefit end users in the following ways.

Payors

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The payor will save an average of 60 cents per payment, including 44 cents on postage, 3-5 cents for an envelope, 3-5 cents for the cost of a preprinted check, the cost of ink and the costs of handling.

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The payor can make a payment instantly over the internet by sending checks through email, avoiding the delay costs and unpredictability of mail delivery and potential for late fees.

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The payor will have a better control of cash flow.

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The payor will be able to make the payment from anywhere at any time.

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The payor will be notified when the payee receives the payment and all records can be safely stored in one's own computer.

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The payor can securely write checks. eMailaCheck is more secure than traditional paper checks

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The payor can write and send checks from within their accounting software (e.g. QuickBooks)

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The Payor can time their payments knowing that payee will receive them almost instantaneously.

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The Payor can be eco-friendly and contribute to the environment by saving paper, ink and other resources.

Payees

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The payee will be able to receive a payment instantly from anywhere at any time, and have it automatically deposited.

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The Payee saves a trip to the bank, the paper from not needing a deposit slip or the ink for endorsement.

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The Payee upon receipt of the check can have the data stored into the computer and inputted automatically into an accounting program without the need for copying

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The Payee has less exposure for employee theft.

Banks

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Our eMailaCheck system provides security features which protect bank account information and significantly reduces check fraud.

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Eliminate data entry and processing costs associated with clearing checks.

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Banks checks will already be scanned without the need for them to scan for clearing.

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Banks can save from paying and underwriting the costs of other online banking services

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Low cost of ownership - As part of compliance with the Check 21 law (a new federal law described below), banks are already creating digital images of checks.

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Banks can service its customers with less branch locations, saving bricks and mortar and labor costs

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Banks can generate additional income by offering the sale of eMailaCheck to its customers

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The issuance of checks is automated and more secure.

The Company has no employees other than its officers at this time.

Industry Background

Our EMailaCheck system came about because of a new federal law, known as "Check 21," which went into effect October 28, 2004. "Check 21" makes it easier for banks to electronically transfer check images instead of physically transferring paper checks. "Check 21" permits banks to replace original checks with "substitute checks". Substitute checks are special paper copies of the front and back of the original check. These substitute checks can be processed as if they were original checks. As with UCC transfer warranties, the substitute check warranties "run with the check", that is, they follow the substitute check in any form, just like an original paper check.

In the United States, most non-cash payments are made using checks. Processing a paper check requires time as the physical check is routed from the payor to the payee, to the payee's bank, the clearing house, and finally the payor's bank. In addition to the time costs of creating and mailing a payment, there are costs of checks (5 cents), envelopes (3 cents), postage (currently at 44 cents.) and the labor costs to both the payor and payee. Because of the new "Check 21" law there are many new technological advances being implemented which will change the way payments are made.

The company believes that the paper check continues to be the most commonly used type of non-cash payment instrument in the U.S economy, but it is also the most common source of business fraud

It is apparent that electronic payments have increasingly replaced larger value payments that were once made by check.

We plan on initially targeting the business segment.

A new form of payment, the electronic check, has been introduced in recent years and its use is accelerating rapidly.. The electronic check is an electronic financial instrument, which in some respects mimics the paper check. We believe the electronic check is the future.

We believe our potential customers include all individuals and businesses already making non-cash payments  Electronic payments continue to accelerate more than any other type of payment.

Individuals and entities already making electronic payments is one of the Company's primary markets because they are most inclined to write a check on a computer.

We also believe that a significant number of paper check writers, both business and personal, will adopt our system beca security, ease of use and cost savings (this market represents 36.7 billion transactions). Credit Card users may choose to use our system once their credit limits are reached, when they are charged to use their credit card or if they receive a discount for writing a check .

Market Environment

We believe that the market, including consumers, businesses, banks and the government, is looking for new, cost-effective ways to securely make payments. Businesses are looking for ways to save money both in labor and materials, and to prevent fraud and minimize losses. Additionally, they are looking for ways to protect confidential information, protect identities and have a secure environment. We believe our system gives the user all of these benefits.

Key Milestones

In order to implement our plan the following accomplishments must be achieved, some of which have already been accomplished. This should not be considered an exclusive list.

Operational Milestones

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Employment of Sales, Marketing and Management personnel

Technology Milestones

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Creation of Technology — first commercial version completed

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Implementation and Operation of software and website — testing has been completed and the system is operational.

Intellectual Property Milestones

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Filing of patents and trademarks — patent pending (there can be no guaranty that a patent will be issued or will be protective of the company's intellectual property rights, even if issued).

Sales and Marketing Milestones

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Approval of one or more major banks

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Alliance with a major accounting software company

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Alliance with a company that had distribution and sales channels established.

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Acceptance of related organizations, associations and groups (some have already been obtained).

THE EMAILACHECK SOLUTION

Out eMailaCheck System solves several problems. We allow a user to transfer a digitally signed electronic check via email. This is a benefit for payors, payees and banks. Payors are able to make a payment immediately without costs of stamps, envelopes, handling and the actual checks. This translates into a 35 cent savings in hard costs per transaction assuming our service charges 15 cents per transaction. Payors are able to time their payments in a "just-in-time" manner to coincide with their receipts, thus avoiding late payments, late fees, bounce checks, and bank fees.

Payees will receive the check in their email "inbox" from anywhere. Optionally, the check's information can then be automatically entered into a compatible accounting program. The check can be deposited by normal means, or directly by EMailaCheck as fee-based or underwritten service. Payees will also be able to forward their deposit electronically to the bank in the near future.

Our EMailaCheck system addresses the "check is in the mail" issue by removing delays in delivery, and the payor will know when a check is viewed by the payee. Now with the "Check 21" law there is faster processing. This means that when the payee receives a check, the money is deducted from the account sooner. With our eMailaCheck, system the payor will be able to send their payment exactly the day they want the payment to be made and know that their funds are received at the right time. The payor is also able to reduce the risk of another person intercepting the check and obtaining personal information or being able to withdraw funds from the payors checking account without authorization.

The banks benefit by reducing losses due to fraud. We estimate, based on information obtained from the banking industry, that there are losses of $20 billion a year due to check fraud. Our invention provides an easy way of making a payment with minimal transaction costs based on per check used and not a percentage of the amount paid.

Payments can be made from anywhere with better security features and without disclosing any more information than what is on a regular check. For privacy and security reasons, our system does not maintain records of the account numbers, names or amounts on the checks.

eMailaCheck, Other benefits:

Our system enables any user with a computer to fill out a check and send it directly to the payee via email. The payee would print or forward the check for deposit or email it directly to their bank. The bank would already have the digital image in their computer and would not have to scan the image after reading the barcode. Thus, the bank would be able to eliminate the extra labor required to input every check. The payor would save the costs of sending and handling their payment. Once a payment is made the payment information can be downloaded to ones accounting software. The payee would be able to receive a payment easier and have the record in their computer with no need to waste paper on making copying. This information would be able to be integrated with ones accounting software and the recipient would not need to key punch the payment information,. this would save their employees time.

eMailaCheck, how the system works:

Our eMailaCheck software payment program has several security features built into the preformatted check and stub that appears on the computer screen. The payor initially sets up their eMailaCheck system to their own personal settings, (i.e. Name, Logo, Address, Phone number, Account numbers etc.) These settings would only have to be setup one time and then saved. The system also permits a user multiple accounts/names. Each account is protected by specific passwords and user ID's, permitting only authorized users to write checks, approve checks and ultimately email the check. The system would allow one person to do everything or one person to input the information, another person to approve the check and another person to ultimately sign and email the check. These setup features could be modified to meet almost any operation procedure. These procedures could be conducted from almost anywhere with all users being at different locations. The program would be compatible with all current accounting / payable software or by individuals who simply write their checks by hand.

At the time that a user wants to write a check, the user would click on the eMailaCheck icon and our screen would appear. The writer of a check would click the write a check icon and fill in the applicable payment information. There would be a database of stored email addresses, and payee information for ease of use. This stored information would be able to be used from your existing accounting or phonebook software. Once the check information is inputted, the screen would appear exactly as the check with all the security features in place. Each check would have a check number and the system would only allow one check with each number to be emailed. The system would prompt the payor for an electronic signature to be attached. The check would be protected from alteration or multiple uses. The check is created with our digitally signed barcode security feature and our specially designed background that repeats all the information on the check. The checks would print on any industry-standard printer. The email subject line would read information regarding the payment. Once the email is opened the email would contain instructions. All the information would be accessible only by the user via password. The information would be able to be saved on the website, email account or the accounting program without the need to print it and waste paper. Once the check is received by the payee it could be printed or forwarded and automatically inputted into the users accounting program. This eliminates any need for computer entries or paper as done today. The payee, or eMailaCheck, would print and properly endorse and deposit the check. The software also allows for a non-negotiable copy of the check to be printed by the payee. If allowed by the bank, the payee would be able to make a direct deposit into their bank account. Besides being able to install the software a user would be able to download the service from the provider's website. Once the format for each particular user is setup, a payee would never have to duplicate the setup. Our company will sell the checks that are created by our software and sent with the security features that make fraud practically impossible. The Company intends to charge approximately 15 cents per check used, with possible adjustments depending on the user's volume. This charge is a savings of at least 35 cents from the traditional way of writing and sending a check, not including the savings from fraud prevention.

Research and Development

Currently our technology and software is serviced and upgraded through programmers in India.  None of these programmers are currently employees of the company.  We will continue to operate our technology department through India and add personnel as required. The vast amount of knowledge and experience in India in the technology field is sufficient to meet the Company's needs into the foreseeable future, and the Company believes it is more cost effective to have its technology department operating in India than would be the case in the United States.

Customer Support

We will accomplish our sales, and initial customer setup with in-house personnel and expect to deal with daily customer questions and problems through a call center, which will operate 24/7. The Company believes that a majority of the problems that a customer may encounter will be able to be resolved through outsourced support center personnel, after receiving proper training. More advanced issues will be resolved by our support and development staff.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

There have been no material changes in our revenues or cash flows since the inception of the corporation.   The company expects that it will incur approximately $10,000 per year on legal costs and $15,000 per year on accounting costs which costs shall increase as the company gains in size.

Plan of operation for the next twelve months

Our objective is to facilitate checks via email, and to establish our eMailaCheck system as a ubiquitous payment method, as recognized as a credit card, paper check or AUTOMATIC CLEARING HOUSE (ACH) transaction. The following may negatively affect our objective.

Negative Factors:

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Unable to find a pilot bank

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New laws prohibiting the transfer of money via emailing a check

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Federal reserve regulations that will prohibit a joint venture between a bank and emailacheck

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New technology being created that will make our system obsolete

We have a number of high priority objectives, including;

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To obtain agreements from larger banking institutions to accept our checks and be able to clear them through their check clearing process. This could be accomplished by either showing them why our system provides a benefit to them, by getting the Federal Reserve to recommend our system to the banks, having them enforce the new Check21 law, or by getting enough check writing customers to want to use our payment system.

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To get the check resellers to offer for sale our checks as a method of making payments. The check resellers would include banks (through suppliers), and suppliers such as NEBS, Deluxe and Harland. We would offer these resellers licenses to resell our online check writing services.

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To obtain agreements for large corporations to use our services for making payments to customers, suppliers and employees.

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To obtain alliances with some of the more widely used accounting software programs such as Quicken, Peachtree, SAP and others. By forming an alliance these accounting software programs would offer our checks to the users of their systems.

Initial Strategy : Check Verification Service

As discussed below, our long term strategy calls for entering into relationships with banks, who will install our software in order to scan and verify our checks in the most secure manner. Initially, however, we can perform the scanning and verification processes in house, and then send the checks on to the banks for deposit. In order to allow us to perform these functions, the payor's EmailaCheck will be sent to the payee in duplicate, the payee would then fill out the deposit screen on the site and the check would be scanned, verified and then deposited by us pursuant to the deposit information provided. The payee would be able to print a non-negotiable, duplicate copy and/or store that copy. Optionally, the payee will be able to have the data imported into his accounting software, with the check information attributed to the payor, and a copy of the check going to the recipient. We will then scan and verify the check, and send it to the recipient's bank account for deposit.

There are a number of benefits to this approach, including the following:

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The payee-recipient will know immediately that the check was received and deposited into his bank account of choice;

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The accounting process is simplified and more accurate; and

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The banks will know that that the checks are authentic and that the risk of fraud has been greatly reduced.

We believe that this will allow us to begin capturing market share and revenues immediately, without having to wait for adoption by banks, which could be a time consuming process. If banks begin adopting the our software, the scanning and verification processes will be integrated into the banks check clearing operations.

Distribution

Services

Our channels of distribution of eMailaChecks will be through:

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Check resellers, Banks

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Accounting software companies

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Major Corporations, Accounts payable departments

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Office supply companies

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Software Supply companies

Licensing

Additionally, we are investigating software and technology licensing models. This approach ultimately may enhance or replace our own development of distribution channels.

Target Market

Service

Our direct target market is the check writer, both business and personal. Companies input payables into accounting programs. When payables are approved, amounts due are printed on computer checks. The checks are then signed (manually or with a signature stamp machine), stuffed in an envelope, and the payment is mailed. This process costs the user approximately .50 cents per check not counting the labor and costs of dealing with lost or delayed payments.

eMailaCheck allows a company to input the same exact payable information and, if not integrated with the accounting system, export to the applicable accounting software. The checks once approved are emailed and printed on the payee's computer. No stamps wasted, no envelopes wasted, no stuffing envelopes and less labor. Furthermore, using eMailaCheck a client can deal in a more timely fashion with cash flow, and avoiding late payments, or bounced checks without having to guess how long a check will take to arrive.

Licensing

We plan to build our brand and services following the model described above. Additionally, we plan to investigate the potential for enabling third party services to utilize our technology through technology and/or software licenses. Doing so would further our goal of developing a ubiquitous payment solution universally accepted by banking institutions (with the fraud protection advantages we believe we uniquely provide), and also allow us to expand our revenue through licensing revenues.

Example Products and Pricing

It is our intention to market the following services:

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eMailaChecks, in units of 1000 checks, sold to check writers

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Check clearing software for banks

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Check writing, and record keeping software

It is our intention to use the following pricing structure:

eMailaChecks -- Our checks will be offered on a per check basis, and in pre-paid "packages" of checks. Our software to write the check will be free. We will offer volume discounts to companies that purchase large volumes of checks or to companies that we consider to be strategic partners. We intend to charge .15 cents per check and have a scale to lower the per check charge to possibly .10 cents for large volume users such as check resellers and major corporations. The check resellers represent a potentially faster way to enter the market. The check reseller will be able to offer the check at the same .15 cents that we would to our smaller customers. We would also offer volume discounts to accounting software programs which will be another source of income to them by offering our checks to their software users.

Bank software —We will charge an installation and licensing fee to banks for the use of its software. We believe the software is valuable to banks as a means of reducing check fraud. Initially we may forego some software fees in order to accelerate adoption by key banks.

Strategic Relationships

We are currently in discussions with numerous banks, software companies and paper check providers with the intention of entering into strategic relationships with these entities in order to accelerate the acceptance and proliferation of our eMailaCheck solution. While we have been encouraged by the positive responses of several large banks and corporations, no commitments have been made to us, and there can be no assurance that these efforts will be successful.

During the next 12 months our business needs to concentrate on aligning itself with a bank or financial institution in order to get our check transactions to be cleared through a bank. We want to join forces with a bank so that our services can be endorsed by a bank and offered to their customers and ours. A joint venture or cooperation with a bank will give our services more credibility. We have been talking and meeting with several different institutions. At the same time we are offering our services to potential customers. By being able to obtain customers to use our services this gives us more credibility with the bank and gives the bank more incentive to carry our services as it will mean additional business for the banks. Our efforts will be more effective and professional with a greater investment. Currently, the operations are being handled by the principals of the company as time warrants. The funding will enable the company to hire a professional to exclusively market the services to potential customers and banks. Additionally, customers and banks like to do business with a company that has a stronger financial position. Upon obtaining funding the company will hire personnel that specialize and have contacts in the industry. These persons will contact banks and larger companies to solicit their business. We will use the funding to underwrite the setup costs for the banks so that they have more incentive to pilot emailacheck. We believe that an employee of the company spending everyday will be able to obtain a willing bank within 6 months. After finding a “pilot” bank it will take the company about 90 days to integrate the system. The company has already spoken to various interested parties to write checks once a bank has agreed to handle the transactions. We envision another 60 days before the first customer to start using the services. The emailacheck software system is currently operating and is ready to start immediately upon the initiation of a bank to clear its transactions.

In the event that we do not obtain our full funding, Ms. Gardner will supplement any shortfalls. Otherwise our revenue shall be sufficient to fund our operations for 12 months. We expect to have a multifaceted full time employee at a cost of $45,000, we believe that finding a pilot bank shall cost us $50,000 and we believe that integrating their system and ours will be handled between our IT department and the banks IT department at a cost of no more than $25,000. We have met with several banks and we have had interest. But because of our limited resources we have been unable to meet with as many banks as we would like.

COMPETITION

While we are not aware of any competitor that offers an email based check writing system, we face competition or potential competition from suppliers of paper checks and from other currently accepted forms of payment.

In the paper check market, our direct competitors are the major check printers and resellers. These include Deluxe, John Harland, Clarke American, and accounting software companies that offer check printing platforms.

There are also other competing forms of payment, such as PayPal TM, credit cards, online banking and companies doing AUTOMATIC CLEARING HOUSE (ACHs), check truncation, pay by phone and pay by check. While these are not direct competitors in the sense that they do not offer a similar product, they offer alternative methods of making payments that are currently accepted in the market, we will have to educate and consumers in order to convert them to our eMailaCheck system, at least for a portion of their payments.

We believe that our main advantages are lower cost, time savings, and fraud prevention, and that these significant advantages will allow us to penetrate the market and capture significant market share.

Currently, there are services that are somewhat similar to eMailaCheck in that they offer some form of electronic payment, but we believe that none of them offer all the advantages of EmailaCheck. Today, one can transfer money between parties over the internet, via ACH, Wire transfers, credit cards, pay by phone, or pay by check.

The Automated Clearing House (ACH) is an electronic funds transfer system used by retail and commercial organizations. The ACH acts as a normal clearing house, receiving a transaction over the network and then splitting and routing the debit and credit portions of the transaction to the payor's and the payee's banks. The ACH carries with it an automatic transaction charge for the service that far exceeds eMailaCheck. ACH payments are slightly higher than the average value of a check, and ACH is used more for recurring payments such as mortgages, electric bills and payroll. The US government today makes most of its payments using the ACH. This is also known as online banking. Online banking allows a consumer to use a home or personal computer to, e.g., request that the bank pay certain bills. These payments are usually recurring payments and are automatically withdrawn from your account. In order to effectuate a payment you must have account and bank information for everyone you want to pay. The banks charge a monthly service and include a limited amount of transactions. Furthermore, these services are more expensive than eMailaCheck and not very practical except for recurring payments. For an end-to-end "pure" ACH transaction the payee needs to be authenticated and must have a well-established relationship with the bank. Hence, in these cases the payee is usually high-volume payees, such as credit card companies and utility companies. In the event that the transaction is sent to an "unknown" payee that may not be setup to receive ACH deposits, the banks, usually work through a third-party service, which typically sends a physical check to the payee on behalf of the payor.

Many banks offer these services for free, underwriting the costs in order to retain their banking customers. Consequently, the average costs of such transactions to the banks are much higher than what is marketed by the banks to its customers.

Electronic funds transfer (EFT), or wire transfer, is used for direct transfer of funds from a payor to a payee, both usually corporations, using a bank's centralized computer as an intermediary. This type of transaction is usually used for large dollar amounts and requires the exchange of private banking information between the parties. The EFT, ACH, and the WIRE are all very similar, and interrelated. The charge for these types of services is usually between $10 to $75 per transaction.

Credit Cards are very widely used and many services transfer money using credit cards. Credit card usage is limited because of credit limits established and by the amount of vendors and payees that use them. (The regular recipient of a payment is not set up to receive a payment via credit cards). For example, of the 50% of US adults that have credit cards 45% of them are within 5% of their credit limit. But, worst of all credit cards carry with it a transaction charge. This charge is usually between 2% - 10% of the transaction amount. The average credit card charge is $89 or at best about $3.00. The recipient of the payment usually needs to wait for their payment from the credit card company. Debit cards also carry excessive charges and are not as widely accepted as credit cards even though they are very similar.

Additionally, Credit Cards are not secure, especially because the shared information (credit card number and CVV code) can be reused to do another transaction on the same card.

Pay by Phone, Pay by Check and Paypal operate by a payor giving someone your checking account or credit card information on the internet, by telephone or in person. The funds being paid, account and payor information are verified and withdrawn through a service that charges a fee. The fees for these services usually cost at least two dollars per transaction. Other companies with the services described above include Checkfree, Online Resources, Billmatrix, Princeton ecom. These services are most widely used by the online banking departments. All these services use either the Automated Clearing House or a similar transaction processing company. Today, many retailers, vendors and credit card companies are converting the checks they receive into cash quicker by using the information off of the checks (bank routing and check numbers). These services offer platforms on the internet for a payee to input information off of the check or for a check reader to be purchased and the information is transmitted electronically to the bank.

There is also a process made possible by the check 21 law that enables a payee to convert a paper check (Check Truncation) into an electronic image which is then sent electronically to the bank. All of these services charge fees that range from 25 cents to several dollars per transaction, specialized equipment is required and a payor needs to give permission for a payee to perform this transaction. These services claim to save the payee money by saving man power in making deposits and going to the bank.

Electronic Check Presentment (ECP) is a standard banking channel used to clear checks collected by banks prior to or without routing the physical checks. These services also carry a charge that exceeds eMailaCheck, requires special equipment to scan the check and requires a payor to either be physically present, mail a check or give the information about the check over the phone or over the internet. In the procedure, called "electronic check conversion," your paper check will not be processed as a check. Instead, the payment will be debited from your account as an electronic fund transfer. In order to do a check conversion, permission must be granted or notice given. When you pay by check, the cashier explains that they are going to charge your account electronically. You'll sign a written authorization to allow this conversion and receive a receipt. You get your check back right then and there. The cashier stamps the check so it can't be re-used and returns it to you. This service requires special equipment, automatically debits the funds from a payors account and carries a fee that exceeds eMailaCheck.

Another procedure which is closely related to check truncation is Check imaging. Check imaging, is another electronic transaction procedure, involves the scanning of a paper check by a scanner, which digitizes and stores the image electronically in memory. The image may then be transferred electronically to substitute for or precede the physical delivery of the check, e.g., to truncate the clearing process. The image of the check may be recreated on a computer monitor or on paper for verification by the appropriate banking institution. This service also requires special equipment and its charges exceed the eMailaCheck payment. There are many different service providers offering the aforementioned services under different names. But we believe they all have a cost that far exceeds our fee, are not as easy to use or practical for the average user and do not have the security features offered by eMailaCheck.

Recent Competing Technologies:

Xsign has the first business-to-business payment system that provides a cost effective way to settle payments via electronic mail. An electronic instrument is created in a computer-based method for affecting a transfer of funds from an account of a payor in a funds holding institution to a payee. This is done through an electronic clearing house. This system requires a portable token card and equipment to read the card. The card acts as the user's digital signature card, provides a secure means for generating a signature with a private signature key, and acts as an electronic checkbook. Once the template is filled in by the payor, the electronic check is signed by passing it through the payor's electronic checkbook. The electronic checkbook is contained within a PCMCIA card. This system is more costly than ours, very complex and also requires special equipment.

Qchex is a system most similar to ours where they allow a consumer to write a check on their computer and send an email through their computer system. The recipient would then use special check paper and special ink to print the check on their printer. This service has no security features, like our repeated shadowed background or digitally signed barcode. Qchex has received a lot of bad publicity regarding fraud because of the ease of creating a fraudulent check. The payor is charged 25 cents per transaction and the payee is required to buy special paper and ink.

These services solve some of the costs and problems in the payment industry but also create some new problems. We believe that these services have higher transaction costs, require special equipment, disclosure of personal information and are not as practical or easy to use as our eMailaCheck system. With eMailaCheck the payee does not lose control of the transaction, including the "float" time, and has less concern about security issues.

INTELLECTUAL PROPERTY

Patents and Intellectual Property

The company relies on a combination of copyright, trademark, non disclosure agreements and other protective measures to protect our proprietary rights. E-Check 21, LLC applied for a patent in January 2005. The petition to make special was approved in September 2005. Patent # 7,113,925 was issued by the United States Patent office.

Although we believe that our technology has been independently developed and that none of the technology infringes on the rights of others, third parties could assert infringement claims against us or seek an injunction on the sale of any of our products in the future. If such infringement were found to exist, we may attempt to acquire the requisite licenses or rights to use such technology or intellectual property However, we cannot assure you that such licenses or rights could be obtained on favorable terms or at all.

LEGAL PROCEEDINGS/CONTINGENT LIABILITIES

The Company is not a party to any legal proceedings or contingent liabilities that the Company believes could have a material adverse effect on the Company's operating results and financial position.

DESCRIPTION OF PROPERTY

Our office space consists of 1400 square feet provide by Ellen Luckman Gardner at no cost to us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 2, 2010, the Board of Directors authorized the purchase of E-Check 21,, LLC for 100,000,000 shares of common stock payable to E-Check Investment Holdings, Inc. and to issue and deliver:

•

4,500,000 shares of common stock to Global Advisory Group for services

•

3,000,000 shares of common stock to Clive Sher for services

•

2,500,000 shares of common stock to Global Marketing Services, Inc., for services.

There is also a related party note. The term of the liability is that the note is guaranteed by the technology of the company and that it is due on Dec 2012 but it automatically extends until it is due on demand. The interest rate for the loan is 9% the interest accrues annually. The promissory note is dated April 2011 which is after the fact on the monies owed for 2009 and 2010 because the loan agreement was verbal and was never formalized to writing.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market.

At present we are not listed on any stock exchange.

This registration is for 15,000,000 shares of common stock held by the 4 shareholders, plus 20,000,000 shares of common stock to be sold under this offering. There are no options, warrants or convertible securities.

We have not declared any cash dividends in the past two years and while there are no restrictions that limit the ability to pay dividends on common stock, we are likely to do so in the future.

There is no trading market for our common stock at present and there has been no trading market to date. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue.

The Securities and Exchange Commission adopted Rule 15g-9 which established the definition of a “penny stock,” for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for trans- actions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transaction in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Shareholders.

As of as of 12-17-2012, there were 5 stockholders of record of our common stock.

This registration includes registering 15,000,000 shares of common stock held by 4 shareholders. There are no options, warrants or convertible securities.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of our executive officers ending December 31, 2011

SUMMARY COMPENSATION TABLE
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	NonEquity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Ellen Luckman Gardner, President,	2012	-	-	-	-	-	-	-	-
Secretary , Treasurer, Director	2011	-	-	-	-	-	-	-	-
	2010	-	-	-	-	-	-	-	-

Currently, we do not have any employment or consultant agreements.

Compensation of Directors.

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Stock Option Grants.

We have not grated any stock options to any of our directors and officers since inception.

Exercises of Stock Options and Year-end Option Values.

None of our directors or officers have exercised any stock options since inception.

Outstanding Stock Options.

None of our directors or officers hold any options to purchase any shares of our common stock

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

There are no changes in or disagreements with accountants.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes authorize indemnification of a director, officer, employee or agent of E-Check Holdings, Inc. against expenses incurred in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, or employee, or agent of E-Check Holdings, Inc., who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in this case, a court of competent jurisdiction determined such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling E-Check Holdings, Inc., pursuant to the foregoing provisions E-Check Holdings, Inc., had been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

FINANCIAL STATEMENTS

E-CHECK HOLDINGS, INC.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

E-CHECK HOLDINGS, INC.

(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2011 and 2010

Page(s)
Report of Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets as of December 31, 2011 and 2010	F-4

Consolidated Statements of Operations for the years ended December 31, 2011 and 2010, and for the period from May 2, 2005 (inception) to December 31, 2011	F-5

Consolidated Statement of Changes in Stockholders' (Deficit) Equity cumulative for the period from May 2, 2005 (inception) to December 31, 2011	F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010, and for the period from May 2, 2005 (inception) to December 31, 2011	F-7

Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

E-Check Holdings, Inc.

(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of E-Check Holdings, Inc. (hereinafter the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2011 and 2010, and for the period from the inception on May 2, 2005 to December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2011 and 2010, and the results of its operations and cash flows for the years ended December 31, 2010 and 2009, and the period from the inception on May 2, 2005 to December 31, 2011 were in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011 and 2010, and accordingly, we do not express an opinion thereon.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company has suffered recurring losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to those matters are also described in Note B to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sam Kan & Company

Sam Kan & Company

October 10, 2012

Alameda, California

E-Check Holdings, Inc.
(A Development Stage Enterprise)
Consolidated Balance Sheets

	December 31,
	2011	2010
		(Restated)
ASSETS
Current assets
Cash and cash equivalent	$7,393	$16,180
Security deposit	-	5,000
Total current assets	7,393	21,180

Total assets (all current)	$7,393	$21,180

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Currnet liabilities
Account payable	$1,726	$-
Accrued interest	176,392	169,940
Loan from shareholder	71,685	71,685
Total current liabilities	249,803	241,625

Stockholders' deficit
Common stock, $.001 par value; 200,000,000 shares authorized, 110,000,000 shares issued and outstanding at December 31, 2011 and 2010	110,000	110,000
Additional paid in capital	300,190	300,190
Deficit accumulated during the development stage	(652,600)	(630,635)
Total stockholders' deficit	(242,410)	(220,445)

Total liabilities and stockholders' deficit	$7,393	$21,180

See accompanying notes to financial statements

E-Check Holdings, Inc.
(A Development Stage Enterprise)
Consolidated Statement of Operations

	Year Ended December 31, 2011	Year Ended December 31, 2010	For the period from May 2, 2005 (inception) to December 31, 2011
		(Restated)	(Restated)

Revenue	$-	$-	$-

Operating expenses
General & administrative	846	217,935	444,687
Professional fees	14,667	27,500	113,132
Total operating expenses	15,513	245,435	557,819

Impairment of intangible assets
Software	-	19,252	19,252
Patent	-	2,906	2,906
Total impairment loss	-	22,158	22,158

Other income	-	-	103,769

Other expenses
Interest expense	6,452	2,852	176,392
Total other expenses	6,452	2,852	176,392

Net loss	$(21,965)	$(270,445)	$(652,600)

Basic loss per common share	$-	$-

Weighted average shares outstanding	110,000,000	103,369,863

See accompanying notes to financial statements

E-Check Holdings, Inc.
(A Development Stage Enterprise)
Consolidated Statement of Changes in Stockholders' Deficit
(Restated)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount

Balance, May 2, 2005 (Inception)	-	$-	$-	$-	$-

Reverse merger with the shell company	100,000,000	100,000	260,190	-	360,190
Net loss, period ended December 31, 2005	-	-	-	(91,871)	(91,871)
Balance, December 31, 2005	100,000,000	100,000	260,190	(91,871)	268,319

Net loss, year ended December 31, 2006	-	-	-	(87,876)	(87,876)
Balance, December 31, 2006	100,000,000	100,000	260,190	(179,747)	180,443

Net loss, year ended December 31, 2007	-	-	-	(69,404)	(69,404)
Balance, December 31, 2007	100,000,000	100,000	260,190	(249,151)	111,039

Net loss, year ended December 31, 2008	-	-	-	(55,271)	(55,271)
Balance, December 31, 2008	100,000,000	100,000	260,190	(304,422)	55,768

Net loss, year ended December 31, 2009	-	-	-	(55,768)	(55,768)
Balance, December 31, 2009	100,000,000	100,000	260,190	(360,190)	-

Common stock issued for services	10,000,000	10,000	40,000	-	50,000
Net loss, year ended December 31, 2010	-	-	-	(270,445)	(270,445)
Balance, December 31, 2010	110,000,000	110,000	300,190	(630,635)	(220,445)

Net loss, year ended December 31, 2011	-	-	-	(21,965)	(21,965)
Balance, December 31, 2011	110,000,000	$110,000	$300,190	$(652,600)	$(242,410)

See accompanying notes to financial statements

E-Check Holdings, Inc.
(A Development Stage Enterprise)
Consolidated Statements of Cash Flows

	Year Ended December 31, 2011	Year Ended December 31, 2010	For the period from May 2, 2005 (inception) to December 31, 2011
		(Restated)	(Restated)
Cash flows from operating activities
Net loss	$(21,965)	$(270,445)	$(652,600)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization	-	207,375	292,322
Issuance of shares of common stock for services	-	50,000	50,000
Impairment of non-current assets	-	22,157	22,157
Changes in assets and liabilities:
Account payable	1,726	-	1,726
Security deposit	5,000	(5,000)	-
Accrued interest	6,452	2,852	176,392
Net cash provided by (used in) operating activities	(8,787)	6,939	(110,003)

Cash flows from investing activities
Software development	-	(11,276)	(311,372)
Patent	-	(1,599)	(3,107)
Net cash used in investing activities	-	(12,875)	(314,479)

Cash flows from financing activities
Loan from shareholder	-	21,859	431,875
Net cash provided by financing activities	-	21,859	431,875

Net change in cash and cash equivalent	(8,787)	15,923	7,393

Cash and cash equivalent at beginning of period	16,180	257	-

Cash and cash equivalent at end of period	$7,393	$16,180	$7,393

Supplemental disclosure of non-cash investing and financing activities:

Issuance of shares of common stock for acquisition	$-	$-	$360,190
Issuance of shares of common stock for services	$-	$50,000	$50,000

See accompanying notes to financial statements

E-CHECK HOLDINGS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of E-Check Holdings, Inc., (hereinafter “the Company”), (A development stage company) is presented to assist in understanding the Company’s consolidated financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying consolidated financial statements. The Company has not realized revenues from its planned principal business purpose and is considered to be in its development state in accordance with ASC 915, “Development Stage Entities”.

Organization, Nature of Business and Trade Name

The Company was incorporated in the State of Nevada on July 21, 2010. The Company is a development stage company with the principal business objective of seeking a merger or acquisition. The Company has been in the developmental stage since inception and has no operating history other than organizational matters.

On July 23, 2010, the Company underwent a reverse-merger with Echeck 21, LLC, which was formed in Florida in 2005. In connection with the reverse merger, the Company issued 100,000,000 shares of common stock in exchange of shares owned by the sole member of Echeck 21, LLC. For financial reporting purposes, these transactions are classified as recapitalization of the Company and the historical consolidated financial statements of the Subsidiary. The accompanying consolidated financial statements were adjusted to reflect the effects of the recapitalization, at December 31, 2010 retroactively as if these transactions occurred on the inception of Echeck 21, LLC in wake of the reverse-merger presentation. The acquisition has been accounted for as a purchase in accordance with ASC 805 (previously known as Statement of Financial Accounting Standard No. 141, "Business Combinations").

Echeck 21, LLC was formed in the state of Florida on May 2, 2005 and it was the entity that conducted all businesses. The owner of Echeck 21, LLC subsequently formed Emailacheck, LLC on October 14, 2005 as a holding company to manage Echeck 21, LLC. All two entities were under common control by Alan Waserstein. It was an operational company and has as a principal business objective to be the first mover and world leader in facilitating checks via email, and to establish eMailaCheck as a ubiquitous payment method, as recognized as a credit card, paper check or ACH transaction.

Basis of Presentation

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce consolidated financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and it subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates, including those related to the accounts receivable, if any, fair values of intangible assets, useful lives of intangible assets and property and equipment, if any, income taxes, and contingent liabilities, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

E-CHECK HOLDINGS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

For the years ended December 31, 2011 and 2010

Restatements and Reclassifications

Certain financial statement items have been restated to conform to the current periods’ presentation.  These restatements caused our net loss during 2010 to increase from $61,616 to $270,445. Restatement details could be found in Note I.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives
Office Equipment	5 years
Copier	5 years
Vehicles	5 years

For federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system. For financial statement purposes, depreciation is computed under the straight-line method.

Intangible Assets

We review intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We measure recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property and equipment and intangible assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. We have made no material adjustments to our long-lived assets in any of the years presented. In addition, we test our goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that this asset may be impaired. Our tests are based on our single operating segment and reporting unit structure.

Intangible assets with definite lives are amortized over their estimated useful lives. We amortize our intangible assets on a straight-line basis with definite lives over periods ranging from three to fifteen years.

Estimated
Useful Lives
Software	3 years
Patent	15 years

Software Development Costs

Software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products.

The Company accounts for software development costs in accordance with the FASB guidance for the costs of computer software to be sold, leased, or otherwise marketed ("ASC Subtopic 985-20"). Software development costs are capitalized once the technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility of a product encompasses both technical design documentation and game design documentation, or the completed and tested product design and working model. Significant management judgments and estimates are utilized in the assessment of when technological feasibility is established. For products where proven technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Prior to a product's release, we depreciate the capitalized costs when we believe such amounts are not recoverable. Capitalized costs for those products that are cancelled or abandoned are charged to product development expense in the period of cancellation. Amounts related to software development which are not capitalized are charged immediately to product development expense.

Commencing upon product release, capitalized software development costs are amortized to "general and administrative expenses—amortization for software" based on the ratio of current revenues to total projected revenues for the specific product, generally resulting in an amortization period of six months or less.

The Company will evaluate the future recoverability of capitalized software development costs on a quarterly basis. For products that have been released in prior periods, the primary evaluation criterion is actual title performance. For products that are scheduled to be released in future periods, recoverability is evaluated based on the expected performance of the specific products to which the costs relate or in which the licensed trademark or copyright is to be used. Criteria used to evaluate expected product performance include: historical performance of comparable products developed with comparable technology; orders for the product prior to its release; and, for any sequel product, estimated performance based on the performance of the product on which the sequel is based.

Significant management judgments and estimates should be utilized in the assessment of the recoverability of capitalized costs. In evaluating the recoverability of capitalized costs, the assessment of expected product performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual product sales are less than the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge. Material differences may result in the amount and timing of charges for any period if management makes different judgments or utilizes different estimates in evaluating these qualitative factors.

Revenue Recognition

The Company has been in the developmental stage since inception and has had minimal operations to date. The Company generated no revenue in both 2011 and 2010.

The Company recognizes revenues when services are rendered to the customer and according to the terms of the contract.

Advertising

Advertising expenses related to specific jobs are allocated and classified as costs of goods sold. Advertising expenses not related to specific jobs are recorded as general and administrative expenses. There was no advertising expense for the years ended December 31, 2011 and 2010.

Capital Stock

The Company has authorized Two Hundred Million (200,000,000) shares of common stock with a par value of $.001. As of December 31, 2011, 110,000,000 shares of common stock have been issued and outstanding.

Income Taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes.

Fair Value Measurements

In January 2010, the FASB ASC Topic 825, Financial Instruments, requires disclosures about fair value of financial instruments in quarterly reports as well as in annual reports.  For the Company, this statement applies to certain investments and long-term debt.  Also, the FASB ASC Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value for financial reporting, establishes a framework for measuring fair value and requires additional disclosures about the use of fair value measurements.

Various inputs are considered when determining the value of the Company’s investments and long-term debt.  The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities. These inputs are summarized in the three broad levels listed below.

•

Level 1 – observable market inputs that are unadjusted quoted prices for identical assets or liabilities in active markets.

•

Level 2 – other significant observable inputs (including quoted prices for similar securities, interest rates, credit risk, etc…).

•

Level 3 – significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments).

The Company’s adoption of FASB ASC Topic 825 effectively at the inception did not have a material impact on the Company’s financial statements.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared. The Company does not have financial assets as an investment carried at fair value on a recurring basis as of December 31, 2011 and 2010.

The availability of inputs observable in the market varies from instrument to instrument and depends on a variety of factors including the type of instrument, whether the instrument is actively traded, and other characteristics particular to the transaction. For many financial instruments, pricing inputs are readily observable in the market, the valuation methodology used is widely accepted by market participants, and the valuation does not require significant management discretion. For other financial instruments, pricing inputs are less observable in the market and may require management judgment. As of December 31, 2011 and 2010, the Company has assets and liabilities in cash, security deposit, and various payables. Management believes that they are being presented at their fair market value.

Recently Issued Accounting Pronouncements

In February 2010, the FASB issued guidance to remove the requirement for an entity that files consolidated financial statements with the SEC to disclose a date through which subsequent events have been evaluated.  The adoption of this guidance during our current fiscal quarter did not have any impact on the Company’s consolidated financial statements.

NOTE B – GOING CONCERN

The Company’s consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow from operations to meet its obligations on a timely basis and/or obtain financing as may be required.  As of December 31, 2011 and 2010, the Company has incurred net losses from operations since the inception on May 2, 2005 and has stockholders’ deficits of $648,836 and $630,635 respectively.  The Company has working capital deficits of $238,646 and $262,805 as of December 31, 2011 and 2010, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Under the going concern assumption, an entity is ordinarily viewed as continuing in business for the foreseeable future with neither the intention nor the necessity of liquidation, ceasing trading, or seeking protection from creditors pursuant to laws or regulations. Accordingly, assets and liabilities are recorded on the basis that the entity will be able to realize its assets and discharge its liabilities in the normal course of business.

The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its planned business. Management has plans to seek additional capital through a public offering of its common stock. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might arise from this uncertainty.

During the next fiscal year, the Company’s foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and making the requisite filings with the Securities and Exchange Commission, and the payment of expenses associated with reviewing or investigating any potential business ventures.  The Company may experience a cash shortfall and be required to raise additional capital. Historically, it has relied upon internally generated funds and received services in exchange of shares of stock and loans from its shareholders to finance its operations and growth. Management may raise additional capital through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing.  The Company’s failure to do so could have a material and adverse affect upon it and its shareholders.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from the operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might necessary in the event the Company cannot continue in existence.

NOTE C – NET LOSS PER COMMON SHARE

Net loss per share is calculated in accordance with SFAS No. 128, “Earnings per Share.” There are no potentially dilutive securities or derivative instruments outstanding as of December 31, 2011 and 2010.

NOTE D – INTANGIBLE ASSETS

The intangible assets consist of the following:

	December 31, 2011	December 31, 2010
Software (web-site development costs)	$311,373	$311,373
Accumulated amortization	292,121	292,121
Impairment	19,252	19,252
Software, net	$-	$-

Patent	$3,107	$3,107
Accumulated amortization	201	201
Impairment	2,906	2,906
Patent, net	$-	$-

The addition of capitalized software development cost was $11,276 which was paid to third-party software developers for the year ended December 31, 2010. There was a change in the accounting estimate used regarding the appropriate length of amortizations. Management decided to calculate FY2010’s amortization based on a three-year life instead of the fifteen-year life originally applied back in FY2009. The resulting accumulated amortization was $292,121 instead of $105,450 as of December 31, 2010 after consideration of the year’s revised amortization expense of $207,264 instead of $20,592. There was no addition in 2011.

The addition of capitalized patent cost was $1,599 which was paid for the patent registration in Europe during the year. The accumulated amortization was $201 as of December 31, 2010 after consideration of the year’s amortization expense of $111. There was no addition in 2011.

Restatement of Consolidated Financial Statements

The consolidated financial statements have been restated to reflect changes in a correction of error. The changes in a correction of error have both affected amortizations for intangible assets and their valuations.

NOTE E – IMPAIRMENT OF INTANGIBLE ASSETS

Management is unsure whether the software and patents held by the Company will be able to generate a positive cash flow in the near future. Since the carrying amounts of software and patents far exceed their fair market values, in order to be consistent with the Company’s accounting policy regarding treatments for intangible assets, management has decided to write off both the software and patents completely and to include the resulting loss as impairment expenses.

NOTE F – INCOME TAXES

The Company accounts for income taxes using the liability method; under which deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Due to the inherent uncertainty in forecasts and future events and operating results, the Company has provided for a valuation allowance in an amount equal to gross deferred tax assets resulting in no net deferred tax assets or liabilities for the periods audited.

Net deferred tax assets consist of the following components from Inception on May 2, 2005 to December 31, 2011:

2011
Deferred tax assets NOL Carryover	$221,884
Valuations Allowance	(221,884)
Net Deferred Tax Asset	$0

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income from continuing operations for the periods ended December 31, 2011 due to the following:

▪

On December 31, 2011, the Company had an operating loss carry forward of $652,600 that can be used as an offset against future taxable income. No tax benefit has been reported in the December 31, 2011 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry forwards may be limited as to use in the future.

NOTE G – COMMON STOCK

On August 31, 2010, the Company has issued common shares to the following consultants for professional services retained:

▪

4,500,000 shares to Global Advisory Group for a total consideration of $22,500 in consultation service retained.

▪

3,000,000 shares to Clive Sher for a total consideration of $15,000 in consultation service retained.

▪

2,500,000 shares to Global Marketing Services, Inc. for a total consideration of $12,500 in consultation service retained.

There was no share issued during the year ended December 31, 2011. As of December 31, 2011, 110,000,000 shares of common stock have been issued and outstanding.

NOTE H – RELATED PARTY TRANSACTIONS

The major shareholder advanced money to the Company for operations since inception. The balance of the loan from the shareholder was $71,685 as of December 31, 2011 and 2010. The loan is unsecured and due on demand. Interest is calculated at 4.5% for the first year and then 9% thereafter. The accrued interest was $176,392 and $169,940 as of December 31, 2011 and 2010, respectively.

NOTE I – CORRECTION OF ERROR TO PRIOR PERIOD FINANCIAL STATEMENTS

The consolidated financial statements have been restated to reflect changes in a correction of error for intangible assets. The changes in a correction of error have both affected amortizations for intangible assets and their valuations.

In previous consolidated statements of cash flows the Company has presented under supplemental cash flow information $169,940 as cash paid for interest. Since the Company did not actually paid interest in cash, this amount should be removes in its entirety.

The financial statements for the year ended December 31, 2010 have been restated as further outlined below:

	For the year ended December 31, 2010
	As Reported		Restatement Adjustment	As Restated
Balance Sheet Items:

Software	$311,373	a)	$(19,252)	$292,121

Accumulated amortization - software	(105,450)	b)	(186,672)	(292,121)

Patent, net	2,906	c)	(2,906)	-

Statement of Operation:

Amortization expense	20,703	b)	186,672	207,375

Impairment expense - software	-	a)	19,252	19,252

Impairment expense - patent	-	c)	2,906	2,906

Net loss	(61,616)	d)	208,830	(270,446)

Accumulated deficit - beginning of the period	$(360,190)		$-	$(360,190)

Accumulated deficit - end of the period	$(421,806)	d)	$208,830	$(630,636)

Basic net loss per common share	$-		$-	$-

Statement of Cash Flow:

Cash flows from operating activities:
Net loss	$(61,616)	d)	$208,830	$(270,446)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization	20,703	b)	186,672	207,375

Impairment	-	a) & c)	22,158	22,158

Net cash used in operating activities	6,940		-	6,940

Net change in cash and cash equivalents	15,923		-	15,923

Cash and cash equivalents at the beginning of the period	257		-	257

Cash and cash equivalents at the end of the period	$16,180		$-	$16,180

a) The Company erroneously stated the value of the software in its previous financial statements. The Company recognized no usefulness for its software as of December 31, 2010. Therefore, this intangible account shall be reduced to $0.

b) The Company erroneously amortized software over 15 years whereas its economical life shall be within three years. The adjustment has speeded up the amortization for the software and largely reduced its carrying value on the book.

c) The Company erroneously stated the value of patents in its previous financial statements. The Company recognized no usefulness for its patents as of December 31, 2010. Therefore, this intangible account shall be reduced to $0.

d) This entry reflects all 2010 income statement adjustments to accumulated deficit.

NOTE J – SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after December 31, 2011 through the date of this Registration Statement in accordance with FASB ASC 855 “Subsequent Events”.  No additional disclosure is required.

E-Check Holdings, Inc.

(A Development Stage Enterprise)

Unaudited Consolidated Balance Sheets

	Sept, 30,	Sept. 30,	December 31,
	2012	2011	2010

ASSETS
Current assets
Cash	$2,694	$9,584	$16,180
Security deposit	5,000	5,000	5,000
Total current assets	7,694	14,318	21,180

Intangible assets
Software, net	-	-	-
Patent, net	-	-	-
Total intangible assets	-	-	-

Total assets	$7,694	$14,318	$21,180

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
Accrued interest	$176,392	$170,652	$169,940
Loan from shareholder	71,685	76,685	71,685
Total current liabilities	247,977	247,337	241,625

Stockholders' (Deficit) Equity
Common stock, $.001 par value; 200,000,000 shares authorized, 110,000,000 and 100,000,000 shares issued and outstanding at December 31, 2010 and 2009	110,000	110,000	110,000
Additional paid in capital	300,190	300,190	300,190
Deficit accumulated during the development stage	(647,806)	(643,207)	(630,635)
Total stockholders' (deficit) equity	242,410	(232,666)	(220,445)

Total liabilities and stockholders' (deficit) equity	$7,393	$14,318	$21,180

See accompanying notes to financial statements

E-Check Holdings, Inc.

(A Development Stage Enterprise)

Unaudited Consolidated Statement of Operations

	Three Months Ended Sept. 2012	Three Months Ended Sept. 30, 2011	Nine Months Ended Sept. 2012	Nine Months Ended Sept. 30, 2011	For the period from May 2, 2005 (inception) to Sept. 30, 2012

Revenue	$-	$-	$-	$-	$-

Operating expenses
General & administrative	-	351	-	751	444,351
Professional fees	-	-	4,559	-	109,815
Total operating expenses	-	351	4,559	751	554,166

Impairment of intangible assets
Software	-	-	-	-	19,252
Patent	-	-	-	-	2,906
Total impairment loss	-	-	-	-	22,158

Other income	-	-	-	-	103,769

Other expenses
Interest expense	-	712	-	712	170,652
Total other expenses	-	712	-	712	170,652

Net loss	$-	$(1,112)	$4,559	$(1,112)	$(643,207)

Basic loss per common share	$-	$-	$-	$-

Weighted average shares outstanding	103,369,863	103,369,863	103,369,863	103,369,863

See accompanying notes to financial statements

E-Check Holdings, Inc.

(A Development Stage Enterprise)

Consolidated Statements of Cash Flows

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011		Nine Months Ended September 30, 2012	For the period from May 2, 2005 (inception) to September 30, 2012

Cash flows from operating activities
Net loss	$-	$(1,112)	$(2,187)		$(4,559)	$(642,856)
Adjustments to reconcile net loss to net cash used by operating activities:
Amortization	-	-	-		-	292,322
Issuance of shares of common stock for acquisition	-	-	-		-	360,190
Issuance of shares of common stock for services	-	-	--		-	50,000
Impairment of non-current assets	-	-	-		-	22,158
Increase in liabilities:
Security deposit	-	-	-		-	(5,000)
Accrued interest	-	712	1,424		2,136	170,652
Net cash provided by (used in) operating activities	-	(400)	(763)		(2,423)	258,575

Cash flows from investing activities
Software development	-	-	-		-	(311,372)
Patent	-	-	-		-	(3,107)
Net cash used in investing activities	-	-	-		-	(314,479)

Cash flows from financing activities
Loan from shareholder	-	5,000	-		5,000	76,685
Net cash provided by financing activities	-	5,0000	-		5,000	76,685

Net change in cash	-	(400)	(763)		(2,423)	9,671

Cash at beginning of period	2,692	10,071	11,771		12,094	-

Cash at end of period	$2,692	$9,671	$11,008		$9.671	$9,671

Supplemental disclosure of non-cash investing and financing activities:
Issuance of shares of common stock for acquisition	$-	$-	$-	$		$360,190
Issuance of shares of common stock for services	$-	$-	$-	$		$50,000

Supplemental cash flow Information:
Cash paid for interest	$-	$-	$-		$-	$-
Cash paid for income taxes	$-	$-	$-		$-	$-

See accompanying notes to financial statements

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of E-Check Holdings, Inc., (hereinafter “the Company”), (A development stage company) is presented to assist in understanding the Company’s consolidated financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying consolidated financial statements. The Company has not realized revenues from its planned principal business purpose and is considered to be in its development state in accordance with ASC 915, “Development Stage Entities”, formerly known as SFAS 7, “Accounting and Reporting by Development State Enterprises.”

Organization, Nature of Business and Trade Name

The Company was incorporated in the State of Nevada on July 21, 2010. The Company is a development stage company with the principal business objective of seeking a merger or acquisition. The Company has been in the developmental stage since inception and has no operating history other than organizational matters.

On July 23, 2010, the Company underwent a reverse-merger with Echeck 21, LLC, which was formed in Florida in 2005. In connection with the reverse merger, the Company issued 100,000,000 shares of common stock in exchange of shares owned by the sole member of Echeck 21, LLC. For financial reporting purposes, these transactions are classified as recapitalization of the Company and the historical consolidated financial statements of the Subsidiary. The accompanying consolidated financial statements were adjusted to reflect the effects of the recapitalization, at December 31, 2010 retroactively as if these transactions occurred on the inception of Echeck 21, LLC in wake of the reverse-merger presentation. The acquisition has been accounted for as a purchase in accordance with ASC 805 (previously known as Statement of Financial Accounting Standard No. 141, "Business Combinations").

Echeck 21, LLC was formed in the state of Florida on May 2, 2005 and it was the entity that conducted all businesses. The owner of Echeck 21, LLC subsequently formed Emailacheck, LLC on October 14, 2005 as a holding company to manage Echeck 21, LLC. All two entities were under common control by Alan Waserstein. It was an operational company and has as a principal business objective to be the first mover and world leader in facilitating checks via email, and to establish eMailaCheck as a ubiquitous payment method, as recognized as a credit card, paper check or ACH transaction.

Basis of Presentation

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce consolidated financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and it subsidiaries. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates, including those related to the accounts receivable, if any, fair values of intangible assets, useful lives of intangible assets and property and equipment, if any, income taxes, and contingent liabilities, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Reclassification

Certain reclassifications that have no effect on net income (loss) have been made in the prior period consolidated financial statements to conform to the current presentation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives
Office Equipment	5 years
Copier	5 years
Vehicles	5 years

For federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system. For financial statement purposes, depreciation is computed under the straight-line method.

Intangible Assets

We review intangible assets, excluding goodwill, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We measure recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property and equipment and intangible assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value. We have made no material adjustments to our long-lived assets in any of the years presented. In addition, we test our goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that this asset may be impaired. Our tests are based on our single operating segment and reporting unit structure.

Intangible assets with definite lives are amortized over their estimated useful lives. We amortize our intangible assets on a straight-line basis with definite lives over periods ranging from three to fifteen years.

Estimated
Useful Lives
Software	3 years
Patent	15 years

Software Development Costs

Software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products.

The Company accounts for software development costs in accordance with the FASB guidance for the costs of computer software to be sold, leased, or otherwise marketed ("ASC Subtopic 985-20"). Software development costs are capitalized once the technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility of a product encompasses both technical design documentation and game design documentation, or the completed and tested product design and working model. Significant management judgments and estimates are utilized in the assessment of when technological feasibility is established. For products where proven technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Prior to a product's release, we depreciate the capitalized costs when we believe such amounts are not recoverable. Capitalized costs for those products that are cancelled or abandoned are charged to product development expense in the period of cancellation. Amounts related to software development which are not capitalized are charged immediately to product development expense.

Commencing upon product release, capitalized software development costs are amortized to "general and administrative expenses—amortization for software" based on the ratio of current revenues to total projected revenues for the specific product, generally resulting in an amortization period of six months or less.

The Company will evaluate the future recoverability of capitalized software development costs on a quarterly basis. For products that have been released in prior periods, the primary evaluation criterion is actual title performance. For products that are scheduled to be released in future periods, recoverability is evaluated based on the expected performance of the specific products to which the costs relate or in which the licensed trademark or copyright is to be used. Criteria used to evaluate expected product performance include: historical performance of comparable products developed with comparable technology; orders for the product prior to its release; and, for any sequel product, estimated performance based on the performance of the product on which the sequel is based.

Significant management judgments and estimates should be utilized in the assessment of the recoverability of capitalized costs. In evaluating the recoverability of capitalized costs, the assessment of expected product performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual product sales are less than the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge. Material differences may result in the amount and timing of charges for any period if management makes different judgments or utilizes different estimates in evaluating these qualitative factors.

Revenue Recognition

The Company has been in the developmental stage since inception and has had minimal operations to date. The Company has generated no revenue in 2011.

The Company recognizes revenues when services are rendered to the customer and according to the terms of the contract.

Advertising

Advertising expenses related to specific jobs are allocated and classified as costs of goods sold. Advertising expenses not related to specific jobs are recorded as general and administrative expenses. There was no advertising expense for the period ended Sept. 30, 2011.

Capital Stock

The Company has authorized Two Hundred Million (200,000,000) shares of common stock with a par value of $.001. Currently, 110,000,000 shares of common stock have been issued and outstanding.

Income Taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes.

EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Filing Fee	$20.32
Accounting Fees and Expenses	$2,700.00
Printing and Engraving fees	$500.00
Miscellaneous Expenses	$500.00
TOTAL	$3,717.42

Expenses are estimated.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

RECENT ISSUE OF UNREGISTERED SECURITIES

On August 31, 2010, the Company has issued common shares to the following consultants for professional services retained:

•

4,500,000 shares to Global Advisory Group for a total consideration of $22,500 in consultation service retained.

•

3,000,000 shares to Clive Sher for a total consideration of $15,000 in consultation service retained.

•

2,500,000 shares to Global Marketing Services, Inc. for a total consideration of $12,500 in consultation service retained

•

100,000,000 shares to E-Check Investment Holdings, Inc. pursuant to the exchange agreement.

•

5,000,000 shares to Milstar Lending Corp. for a total consideration of $2,500 in consultation service retained

All shares of Common Stock of the company's previously issued have been issued for investment purposes in a "private transaction" under Section 4(2) of the Securities Act of 1933 and are "restricted" shares as defined in Rule 144 under the Securities Act of 1933, as amended, subject to certain limitations included in said Rule. In general, under Rule 144, a person (or persons whose shares are aggregated), who has satisfied a one-year holding period, under certain circumstances, may sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding common stock, or the average weekly trading volume during four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sales of shares without any quantity limitation by a person who has satisfied a two-year holding period and who is not, and has not been for the three preceding three months.

These shares were issued without solicitation to friends and relatives of the Company's officers and directors who desired to assist in the building of the Company. The Company had reasonable grounds to believe prior to making an offer to the above investors, and did in fact believe, when said investments were accepted, that such purchasers (1) were purchasing for investment and not with a view to distribution, and (2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. The purchasers had access to pertinent information enabling them to ask informed questions. All such sales were affected without the aid of underwriters, and no sales commissions were paid. An appropriate restrictive legend is imprinted upon each of the certificates representing such shares, in accordance with Rule 144.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S1 (together with all the amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement, which may be read and copied at the Commission’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

EXHIBITS

Number and Description

1. Articles of Incorporation

2. By laws.

3. Financial Statement (and CPA consent)

4. Legal Opinion (and Attorney consent)

99a. Exchange Agreement

99b. Promissory Note

99c.  Subsidiary List

UNDERTAKINGS

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) that for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) that for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or, on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Miami Lakes, State if Florida..

     /s/ Ellen Luckman Gardner

E-CHECK HOLDINGS, INC. (Registrant)

Ellen Luckman Gardner, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ Ellen Luckman Gardner

Ellen Luckman Gardner

President, Secretary, Treasurer, Director, CEO, CAO, CFO,

Date: January 30, 2013

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